Exhibit 10.3

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This Non-Competition and Non-Solicitation Agreement (“Agreement”), is made this 1st day of November, 2002 by and among VITA FOOD PRODUCTS, INC., a Nevada corporation (“VFP”), VITA HOLDINGS, INC., a Delaware corporation (“Vita Holdings”), THE HALIFAX GROUP, INC., a Georgia corporation (“Halifax”), and ROBERT J. BUDD (“Budd”).  (VFP, Sub and Vita Holdings are collectively referred to herein as “Vita”).

RECITALS

A.                                   This Agreement is entered into in conjunction with that certain Merger Agreement dated as of October 1, 2002 (“Merger Agreement”) by and between VFP, Vita Holdings, Halifax, Vita/Halifax Acquisition Group (“Sub”), Budd and certain other parties, whereby such parties agreed to the merger of Halifax with and into Sub, with Halifax as the surviving corporation in accordance with the Georgia Business Corporation Code (the “Transaction”).  Budd acknowledges and agrees that Vita would not enter into the Merger Agreement without entering into this Agreement.

B.                                     Vita is engaged in the business of processing, manufacturing and distributing various food products (the “Vita Business”).

C.                                     Halifax is engaged in the business of manufacturing and distributing hot sauces and salad dressings.

D.                                    Budd acknowledges and agrees that:  (i) he has been an officer, director, shareholder and an employee of Halifax for a number of years; (ii) the past services rendered, to Halifax and future services to be rendered by Budd to Vita and Halifax were and are of extraordinary merit, and constitute a necessary and valuable contribution to the general growth and development of Vita and Halifax; (iii) during the course of his employment and relationship with Halifax, Vita and their affiliates (collectively, “Greater Vita”), Budd has and will continue to acquire special knowledge of the relationships and business techniques, internal business organization, financial data, marketing plans, intellectual property and other proprietary matters of Greater Vita; and (iv) Vita would not be willing to consummate the Transaction without the protection against unfair competition this Agreement affords.

CLAUSES

NOW, THEREFORE, in consideration of the premises and the following covenants and agreements, the parties agree as follows:

1.                                      Restrictions on Competition.  During the term of Budd’s employment with Halifax and Vita and for a period of five (5) years from the later of (a) the date of the closing of the Transaction and (b) the date of the termination of Budd’s employment for any reason (except termination by Halifax of Budd’s employment without Cause as that term if defined in the Employment Agreement of even date herewith (the “Current Business Restrictive Period”), Budd agrees that he shall not engage in any business, including the Vita Business, that competes with a business that is then engaged in or planned by Greater Vita (the “Current Business”).  Specifically, Budd agrees that he will not, directly or indirectly:

(i)                                     own, manage, operate, control, consult, be compensated by, be employed by, participate in, or be involved in any manner with the ownership (except for ownership of less than 3% in a public company), management, operation, or control of any business which is located within the United States of America, and which competes with, or is similar to, the Current Business;

(ii)                                  attempt in any way to obtain for himself, or others, or to divert from Greater Vita, any rights, benefits, sales or profits arising out of or in connection with the Current Business;

(iii)                               divulge, communicate, use or disclose, or permit others to use or disclose, any nonpublic information concerning the Current Business or Greater Vita, including customer lists, suppliers and employees;

(iv)                              interfere with the business relationships or disparage the good name or reputation of Greater Vita or the Current Business; or

(v)                                 solicit, encourage or accept any contract, arrangement or understanding with respect to any of the foregoing, or solicit, encourage, support or arrange to have any other person engage in any of the foregoing restricted activities.

2.                                      Non-Solicitation.  During the Current Business Restrictive Period, Budd will not, directly or indirectly, through one or more intermediaries or affiliates or otherwise:

(i)                                     solicit anyone who was a customer or supplier of Greater Vita during the term of Budd’s employment with Greater Vita with respect to any business which competes with Greater Vita in the Current Business;

(ii)                                  divert, take away, solicit or seek to induce employment of any of the employees of Greater Vita; or

(iii)                               entice, persuade, advise or induce any employee of Greater Vita to terminate or refrain from renewing or extending his/her employment with Greater Vita.

3.                                      Counsel.  Budd represents and warrants that he has read and understands this Agreement, he has consulted with legal counsel who has explained all of its terms and provisions, and he has received fair and adequate consideration for the undertakings made hereunder.

4.                                      Remedies.  Budd acknowledges that the breach of any of the covenants contained in Sections 1 and 2 of this Agreement, will result in irreparable harm and continuing damages to Greater Vita and its business, and that Greater Vita’s remedy at law for any such breach or threatened breach will be inadequate.  Accordingly, in addition to such other remedies as may be available to Greater Vita, at law or in equity, any court of competent jurisdiction may issue a decree of specific performance and other equitable relief, and a temporary or permanent injunction, without posting bond, enjoining, restricting or preventing the breach, or threatened breach, of any such covenant.  Furthermore, Greater Vita may seek any and all other remedies to which it may be entitled.

5.                                      Extension of Term for Breach.  If Budd violates or breaches any of the restrictive covenants in Sections 1 and 2 of this Agreement, and if Greater Vita institutes legal action for injunctive or other relief, Greater Vita shall not, as a result of the time involved in obtaining such relief, be deprived of the benefit of the full Current Business Restrictive Period.  Accordingly, such a restrictive covenant shall be deemed extended by the “Breach Period.”  The “Breach Period” shall be that period of time commencing the date Budd breaches any covenant hereunder and ending the earlier of the date (i) a judgment is entered against Budd or (ii) Budd ceases the prohibited act, after which date, the restrictive covenant shall continue to run for the remainder of the term plus the Breach Period.

6.                                      Unenforceable Provision.  The parties hereby agree and acknowledge that:    (i) the duration, scope and geographic area applicable to each of the restrictions set forth in this Agreement are fair, reasonable and necessary; (ii) the consideration provided for in this Agreement, the Merger Agreement and that certain employment agreement by and among Sub and Budd of even date herewith, are sufficient and adequate to compensate Budd for agreeing to each of the restrictions contained in this Agreement;  and (iii) such restrictions contained herein do not prevent Budd from earning a livelihood.  If any court of competent jurisdiction shall determine that any of the restrictions contained in Sections 1 and 2 hereof are unreasonable, invalid or unenforceable, it is the intention of the parties that such a restrictive covenant shall not be terminated or invalidated, but shall be deemed amended to the extent required to render it reasonable, valid or enforceable, and such amendment to apply only with respect to the operation of Sections 1 and 2 of this Agreement in the jurisdiction of the court which has made such adjudication.

7.                                      Severability.  If a court of competent jurisdiction rules that any one or more of this Agreement’s provisions are invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any of this Agreement’s other provisions, and this Agreement shall be construed as if it has never contained such invalid, illegal or unenforceable provision.

8.                                      Attorneys’ Fees and Costs.  If any action is brought by either party to enforce any provision of this Agreement, the prevailing party shall be entitled to recover court costs and reasonable attorneys’ fees

9.                                      Assignment.  Budd shall not have the right to assign this Agreement or any of his rights or obligations hereunder to another party or parties.  This Agreement shall inure to the benefit of Greater Vita and its successors and assigns, and shall be fully transferable and assignable by Greater Vita.

10.                               Applicable Law.  The internal substantive laws of the State of Illinois shall govern the interpretation of this Agreement, irrespective of the fact that one or more of the parties now or may become a resident of a different jurisdiction.

11.                               No Waiver.  No waiver by Greater Vita of Budd’s breach of any covenant or obligation hereof shall be considered to be a continuing waiver of any such covenant or provision, or a waiver of any other or future breach thereof.

12.                               Notice.  For the purposes of this Agreement, notices and all other communications provided for in this Agreement shall be provided by all parties to this Agreement in writing:  (i) by actual delivery of the notice into the hands of the party entitled to receive it; (ii) by mailing the notice by registered or certified mail, return receipt requested, in which case the notice shall be deemed to be given four (4) days following the date of its mailing; (iii) by Federal Express or other overnight carrier, in which case the notice shall be deemed to be given on the day following delivery into the hands of such carrier; or (iv) by facsimile, in which case notice shall be deemed given on the day sent.  Notices shall be sent to the appropriate party at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

If to Vita:	If to Budd:

Vita Food Products, Inc.	Robert J. Budd
Attention: Stephen D. Rubin, President	3264 McCall Drive
2222 West Lake Street	Atlanta, GA 30346
Chicago, IL 60612	Fax: (770) 457-7546
Fax: (312) 738-3215

With a copy to:	With a copy to:

Much Shelist Freed Denenberg Ament & Rubenstein, P.C.	Powell, Goldstein, Frazer & Murphy LLP

Attn: Jeffrey C. Rubenstein	Attn: Ricarda Heising
200 North LaSalle Street	191 Peachtree Street, NE
Suite 2100	Sixteenth Floor
Chicago, IL 60601-1095	Atlanta, Georgia 30303
Fax: (312) 621-1750	Fax: (404) 572-6999

13.                               Complete Understanding.  This Agreement contains all of the agreements and understandings between the parties hereto with respect to the restrictive covenants contained herein, and no oral agreements or written correspondence shall be held to affect the provisions hereof.  All subsequent changes and modifications, to be valid, shall be by written instrument executed by Vita and Budd.

This Non-Competition and Non-Solicitation Agreement is executed as of the day and date first above written.

VITA FOOD PRODUCTS, INC.,
a Nevada corporation

By:	/s/ Stephen D. Rubin
Stephen D. Rubin, President

VITA HOLDINGS, INC.,
a Delaware corporation

By:	/s/ Terry W. Hess
Terry W. Hess, CEO

THE HALIFAX GROUP, INC.,
a Georgia corporation

By:	/s/ Terry W. Hess
Terry W. Hess, CEO

Robert J. Budd, individually